CUSIP No. 1588 28 10 3           Schedule 13D
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                                                                 Amendment No. 1
                                                                       Exhibit 4






EXHIBIT 4
- ---------

                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of April 11, 1996 (the "Agreement"), is made by and among Chancellor Corporation, a Massachusetts corporation (the "Company"), Vestex Corporation and Vestex Capital Corporation, each a Massachusetts corporation (collectively, "Vestex"), each of those persons who are directors of the Company and who have entered into this Agreement (individually referred to as a "Director" and collectively referred to as the "Directors") and each of those persons who are employees of the Company and who have entered into this Agreement (individually referred to as an "Employee" and collectively referred to as the "Employees").

                              W I T N E S S E T H:

         WHEREAS, the Company, Bruncor Inc., a New Brunswick corporation and an affiliate of the Company ("Bruncor"), and Vestex have entered into a Recapitalization and Stock Purchase Agreement dated as of September20, 1994, as successively amended by four amendments (the "Recapitalization Agreement"), providing for, among other things, the purchase by Vestex of 1,600,000 shares of the Company's Common Stock (the "Common Shares") from Bruncor and the subsequent purchase by Vestex of 5,000,000 shares of the Company's SeriesAA Convertible Preferred Stock (the "Preferred Shares") from the Company (such transactions referred to as the "Purchases");

         WHEREAS, it is the intention of the parties that, following the consummation of both the Purchases, the Board of Directors of the Company will consist of up to seven members, up to two of whom will be nominees of Vestex; and

         WHEREAS, it is the intention of the parties that upon consummation of the Purchases the business of the Company and its subsidiaries will continue to be conducted in the ordinary and usual course of its business with such changes as are determined by the Board of Directors of the Company; and

         WHEREAS, it is the intention of Vestex to preserve the goodwill of the Company and to allow the Company to maintain and expand the valuable business relationships established by it; and

         WHEREAS, the Company intends, subject to the continuing review of the Company's Board of Directors, to continue the Company's efforts to expand its business, and to permit the Company to operate its business under its current management and from its existing location and under its current corporate name; and

         WHEREAS, the parties understand the importance and desirability of maintaining an active public trading market for the Company's common stock; and

         WHEREAS, Vestex has no present intention of taking any action which would cause (a)the Company's common stock to cease to be quoted in the over-the-counter market by member firms of the National Association of Securities Dealers Inc. or (b)the Company to no longer be subject to Sections 12 or 13 of the Securities Exchange Act of 1934, as amended; and

         WHEREAS, the parties intend that certain types of corporate transactions proposed to occur within two years following the consummation of the Purchases will require the approval of either (i)the holders of a majority of the outstanding shares of the Company's common stock not held by Vestex or its affiliates or (ii)a majority of those directors then in office who are not affiliates of Vestex and who either were directors of the Company prior to the Purchases or subsequently were elected as successor directors (A)with a plurality of the votes cast by the holders of the outstanding shares of the Company's common stock not held by Vestex or its




                               Exhibit 4 - Page 1




affiliates or (B)by designation of a majority of the Continuing Directors then in office ("Continuing Directors"); and

         WHEREAS, the parties hereto wish to agree on certain other matters relating to the voting of certain shares of the Company's common stock and preferred stock held by Vestex and to the operation of the business of the Company following the consummation of the Purchases;

         NOW, THEREFORE in consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

         1.1. Voting of Shares.

                (a) In any and all elections of directors of the Company (whether at a meeting or by written consent in lieu of a meeting) prior to the Company's 2001 Annual Meeting of Stockholders, Vestex, the Directors and the Employees shall vote or cause to be voted ("Vote") any and all Shares (as defined in Section 1.2 below) owned by it or its affiliates, or over which it or its affiliates have voting control, and otherwise use their respective best efforts, so as to fix the number of directors of the Company at seven and to elect directors as provided herein. Upon consummation of Vestex's purchase of the Preferred Shares, the Board shall consist of up to two members designated by Vestex (one of whom shall be subject to ratification by a majority of the directors theretofore in office ("Ratification")) and five members who shall be Continuing Directors (one of whom shall be subject to Ratification). The directors initially designated by Vestex are Brian M. Adley and another person yet to be designated (the "New Vestex Nominee"), and the directors initially designated by the Continuing Directors are Bruce M. Dayton, Thomas W. Killilea, Richard D. Rizzo, StephenG. Morison and another person yet to be designated (the "New Non-Vestex Nominee"). The designation of the New Vestex Nominee and the New Non-Vestex Nominee and the designation of their respective successors shall require Ratification. Messrs. Dayton and Killilea and the New Vestex Nominee shall be subject to re-election at the Company's 1996 Annual Meeting of Stockholders (and, if re-elected in 1996) at the 1999 Annual Meeting of Stockholders, Messrs. Adley and Rizzo shall be subject to re-election at the Company's 1997 Annual Meeting of Stockholders (and, if re-elected in 1997) at the 2000 Annual Meeting of Stockholders, and Mr. Morison (who would have been subject to re-election at the 1995 Annual Meeting of Stockholders, had such a meeting been held) and the New Non-Vestex Nominee shall be subject to re-election at the Company's 1996 Annual Meeting of Stockholders (and, if re-elected in 1996) at the 1998 Annual Meeting of Stockholders. All Shares subject to this Agreement shall be voted (i) at the 1996 Annual Meeting for the re-election of Messrs. Dayton, Killilea and Morison and, if they have by then been nominated and received Ratification, the New Vestex Nominee and the New Non-Vestex Nominee, for the respective terms specified above, (ii) at the 1997 and 2000 Annual Meetings for the re- election of Messrs. Adley (or other nominee of Vestex) and Rizzo, (iii) at the 1998 Annual Meeting for the re-election of Mr. Morison and for the election of one other nominee designed by a majority of the directors then in office (who may, but need not, be the New Non-Vestex Nominee, (or up to two Continuing Directors in substitution for them), and (iv) at the 1999 Annual Meeting for the re-election of Messrs. Dayton and Killilea (or up to two other Continuing Directors in substitution for them) and for one other nominee designated by a majority of the directors then in office (who may, but need not, be the New Vestex Nominee. At any re- election of a Continuing Director, the parties shall cast all of their votes in favor of such Continuing Director if he chooses to stand for re-election and is unopposed; in favor of the designee of a majority of the Continuing Directors then in office if such Continuing Director chooses not to stand for re-election and such designee is unopposed; or, in the case of a contested election, in favor of the candidate who receives a plurality of the votes cast by the holders of the outstanding shares of the Company's common stock not held by Vestex or its affiliates.

                (b) The Company shall provide the Continuing Directors and Vestex with 30 days' prior written notice of any intended mailing of a notice to stockholders for a meeting at which directors are to be



                               Exhibit 4 - Page 2







elected (except that only 10 days' prior notice shall be required prior to the 1996 Annual Meeting). Vestex, the Continuing Directors and the Board of Directors shall give written notice to all other parties to this Agreement, no later than 20 days prior to such mailing (3 days in the case of the 1996 Annual Meeting), of the persons designated by Vestex, by the Continuing Directors and by the entire Board, respectively, as nominees for election as directors. The Company agrees to nominate as directors the individuals designated, or to be designated, pursuant to Section 1(a). If Vestex or the Continuing Directors shall fail to give notice to the Company as provided above, it shall be deemed that the designees of Vestex or the Continuing Directors, as the case may be, then serving as directors shall be their designees for reelection.

                (c) Vestex shall not vote to remove any director designated by the Continuing Directors or by the entire Board, and the Continuing Directors shall not vote to remove any director designated by Vestex or by the entire Board, except upon (i)the written instruction of the party or parties who designated such director or (ii)demonstration by clear and convincing evidence of bad faith or willful misconduct that has caused the Company substantial injury. In the event of any such removal, the vacancy shall be filled by a designee of Vestex, if the director whose removal occasioned the vacancy was a designee of Vestex, by a designee of the remaining Continuing Directors, if the director whose removal occasioned the vacancy was a Continuing Director, or by a designee of the entire Board, if the director whose removal occasioned the vacancy was a designee of the entire Board.

         1.2. Shares. "Shares" shall mean and include any and all Preferred Shares, Common Shares and other shares of capital stock of the Company, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any shares now owned or subsequently acquired by any party, however acquired, including without limitation stock splits and stock dividends.

         1.3. Termination. This Agreement shall terminate in its entirety on the fifth anniversary of the date of this Agreement or on the day immediately prior to the date of the Company's 2001 Annual Meeting of Stockholders, whichever occurs first.

         1.4. No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by written consent of the Continuing Directors and Vestex. Each of the Continuing Directors and Vestex agrees not to take any action to amend any provisions of the Articles of Organization or the By-Laws of the Company relating to the election, removal or indemnification of directors, or any other matter pertaining to the subject matter of this Agreement, as in effect upon consummation of the Purchases as contemplated by the Recapitalization Agreement, without the prior written consent of the Continuing Directors and Vestex.

         1.5. Indemnification. In the event that any director elected pursuant to Section1 of this Agreement shall be made or threatened to be made a part to any action, suit or proceeding with respect to which he may be entitled to indemnification by the Company pursuant to its Articles of Organization or By-Laws, or otherwise, he shall be entitled to be represented in such action, suit or proceeding by counsel of his choice and the reasonable expenses of such representation shall be reimbursed by the Company to the extent provided in or authorized by said Articles of Organization or By-Laws. The Company agrees that it shall comply with the provisions of Sections 7.04, 7.07 and 7.10 of the Recapitalization Agreement in regard to indemnification and directors' and officers' liability insurance.

         In consideration of entering into this Agreement, each party hereto acknowledges and agrees that, to the maximum extent permitted by applicable law, neither Mr.Rizzo, as the person entitled to direct the voting of the Shares to be Voted under Section 2.1, nor, should the entire Board succeed to the right to vote such Shares, any director, have any liability for monetary damages to Vestex or any other party based upon his acts or omissions or alleged acts or omissions in connection with the voting of such Shares; and each such party, including without limitation Vestex, hereby irrevocably waives any right, claim or cause of action for money damages based upon the same.



                               Exhibit 4 - Page 3






         1.6. Restrictive Legend. All certificates representing Shares owned or hereafter acquired by Vestex or any transferee of Vestex bound by this Agreement shall have affixed thereto a legend substantially in the following form:

                         "The shares of stock represented by this certificate are subject to certain voting agreements as set forth in a Voting Agreement by and among the registered owner of this certificate, the Company and certain other stockholders of the Company, a copy of which is available for inspection at the offices of the Clerk of the Company."

         1.7. Transfers of Rights. Any transferee to whom Shares are transferred by Vestex, whether voluntarily or by operation of law, shall be bound by the voting obligations imposed upon the transferor under this Agreement, and, subject to the provisions of Section3.1 below, shall be entitled to the rights granted to the transferor under this Agreement, to the same extent as if such transferee were Vestex hereunder.

                                   ARTICLE II

         2.1. Voting of Certain Shares Owned by Vestex. Commencing on the date of this Agreement, the number of Preferred Shares specified herein (the "Shares to be Voted") shall be Voted as specified by Richard D. Rizzo (or, in the event Mr.Rizzo ceases to be a director of the Company or declines to Vote the Shares to be Voted, as specified by a successor jointly appointed by Vestex and the Board of Directors or, in the absence of such an appointment, as specified by a majority of the entire Board of Directors). The number of Shares to be Voted shall be equal to the amount by which (a) all Shares owned of record or beneficially by Vestex and its affiliates shall exceed (b) 39.6% of the total number of shares of common stock and preferred stock of the Company then outstanding, without deeming shares underlying unexercised stock options or warrants to be outstanding. The Shares to be Voted shall be Voted for the election of directors in the manner provided in Section1 and in respect of all other matters which may be presented for action by the Company's stockholders, whether at an Annual or Special Meeting or by written action, as designated by Mr.Rizzo (or by a successor or by a majority of the entire Board of Directors, as the case may be). The provisions of this Section2.1 shall continue in effect for 18 months following the date of this Agreement, provided that they shall terminate if at any time during such 18-month period the number of shares referred to in clause(b) above exceeds the number of shares referred to in clause(a) above, so that there are no longer any Shares to be Voted. The number of Shares to be Voted shall increase or decrease automatically to the extent that changes in the number of shares referred to in clause(a) or (b) above shall occur from time to time.

         2.2 Special Approval. Prior to April 11, 1998, any of the following transactions:

                (a) any issuance or transfer by the Company of capital stock or other securities of the Company to an interested stockholder, considering Vestex or any of its affiliates or associates (as defined in Mass. Gen. Laws c.110F, (3) as being interested stockholders for the purposes hereof, other than the issuance of common stock pursuant to the conversion of Preferred Shares; or

                (b) any merger, consolidation or sale of assets described in Mass. Gen. Laws c.110F, 3(c)(2), involving the Company and any interested stockholder, considering Vestex and each of its respective affiliates and associates as being an interested stockholder for the purposes hereof; or

                (c) any action taken by the Company which results in a going private transaction subject to Rule 13e-3 under the Securities Exchange Act of 1934; or

                (d) the payment to any interested stockholder of any fee or other benefit described in Mass. Gen. Laws c.110F, 3(c)(5), considering Vestex and each of its affiliates and associates as being an interested



                               Exhibit 4 - Page 4






stockholder for purposes hereof, other than fees contemplated by the Recapitalization Agreement and the exhibits thereto; shall require the approval of either (i) a majority of the Continuing Directors then in office or (ii) the holders of a majority of the outstanding shares of the Company's Common Stock not held by Vestex or its respective affiliates; and the Company or Vestex shall not attempt to commence or effect any of such transactions without obtaining such approval. The foregoing provisions do not apply to any transaction (such as the issuance of shares of capital stock to non-affiliates of Vestex or mergers with non-affiliates of Vestex) in which Vestex and its affiliates are not in a conflict of interest position.

                                   ARTICLE III

         3.1. Assignment. The rights of Vestex hereunder may from time to time be assigned as a whole, but only if assigned together with any rights of Vestex under the Recapitalization Agreement, to any direct or indirect wholly-owned subsidiary of Vestex; provided, however, that any such assignment shall not relieve Vestex of its obligations hereunder. Vestex may also assign a portion of its rights hereunder to any purchaser of Shares which undertakes in writing to be bound by the obligations of Vestex hereunder, in which case all decisions to be made by Vestex and such other purchaser shall be made by the holders of a majority of the Shares outstanding from time to time.

         Notwithstanding any provision of this Agreement to the contrary, Vestex may, in its discretion, sell Shares, free and clear of the obligations imposed under this Agreement and without any benefit of the rights conferred under this
Agreement: (a) in a public offering or in the public securities markets; or (b) in a private transaction to one or more purchasers which are not "affiliates" or "associates" (as defined in Mass. Gen. Laws c.110F ) of Vestex in an amount not exceeding 1,000,000 Shares to any one purchaser or "group" of purchasers (within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934, as amended); provided, however, that Shares sold by Vestex in any transaction which is primarily intended as a device or artifice to avoid the obligations imposed by this Agreement, shall remain subject to such obligations and the benefits conferred by this Agreement. Other than as permitted by this Section 3.1, this Agreement shall not be assignable by any party hereto without the prior written consent of the other parties.

         3.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by telegram, cable, or telex, or by registered or certified mail, postage prepaid, addressed to the respective parties as follows:

If to any Continuing Director, to him at the address listed below, with a copy to the Company and to Hale and Dorr, 60 State Street, Boston, Massachusetts 02109, Attention: Edward Young, Esq.
                                            Brian M. Adley
                                            c/o Vestex Corporation
                                            12 Waltham Street
                                            Lexington, Massachusetts  02173

                                            Bruce M. Dayton
                                            10 Dover Lane
                                            Lexington, Massachusetts 02173

                                            Thomas W. Killilea
                                            14 Union Wharf
                                            Boston, Massachusetts 02109

                                            Stephen G. Morison
                                            Gingerbread Hill
                                            Marblehead, Massachusetts  01945




                               Exhibit 4 - Page 5





                                            Richard D. Rizzo
                                            12 Algonquin Avenue
                                            Andover, Massachusetts  01810

If to the Company:

                                            Chancellor Corporation
                                            745 Atlantic Avenue
                                            Boston, Massachusetts  02021
                                            Attention:  President

With copies to Hale and Dorr, as provided above.

If to Vestex:

                                            Vestex Corporation
                                            12 Waltham Street
                                            Lexington, Massachusetts  02173

With copies to:

                                            Hinckley, Allen & Snyder
                                            One Financial Center
                                            Boston, Massachusetts  02111
                                            Attention:  Richard C. Arrighi, Esq.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         3.3. Amendment; Modification. This Agreement may only be amended or modified by an instrument in writing signed by Vestex and the Continuing Directors then in office.

         3.4. No Waiver of Rights. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercises thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         3.5. Counterparts. This Agreement may be executed in any number of counterparts, and by separate parties on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

         3.6. Agreement Binding on Successors and Assigns. Subject to the provisions of Section3.1 hereof, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Upon election, any additional persons besides the Directors who serve as Continuing Directors shall be added as parties to this Agreement. Each Director or other Continuing Director who ceases to serve as a director in accordance with the terms of this Agreement shall thereupon automatically cease to be a party to this Agreement.




                               Exhibit 4 - Page 6








         3.7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         3.8. Benefit of Recapitalization Agreement. Vestex agrees that each Continuing Director shall have the benefit of the terms and conditions of the Recapitalization Agreement that relate to the future conduct of the business of the Company and the agreement of Vestex to use their best efforts to locate and obtain capital for the Company as though such terms and conditions were set forth herein as running from Vestex to each of the Continuing Directors. Each Continuing Director shall have the right to enforce such terms and conditions on his own behalf or on behalf of the Company against Vestex.

         3.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         3.10. Entire Agreement, Assignability, Etc. This Agreement, together with the Recapitalization Agreement, including all exhibits and schedules thereto, (i) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including, without limitation, insofar as it relates to agreements among the parties hereto as distinct from agreements between such parties and other persons not parties hereto, the Interim Voting Agreement dated as of July 25, 1995), (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and (iii) shall not be assignable by operation of law or otherwise.

         IN WITNESS WHEREOF, the parties hereto have duly executed or caused this Agreement to be duly executed under seal on the day and year first above written.

                                             /s/ Brian M.Adley
                                             -----------------------------------
                                             Brian M. Adley

                                             /s/ Bruce M. Dayton
                                             -----------------------------------
                                             Bruce M. Dayton



                                             /s/ Thomas W. Killilea
                                             -----------------------------------
                                             Thomas W. Killilea



                                             /s/ Stephen G. Morison
                                             -----------------------------------
                                             Stephen G. Morison



                                             /s/ Richard D. Rizzo
                                             -----------------------------------
                                             Richard D. Rizzo

                                             CHANCELLOR CORPORATION





                               Exhibit 4 - Page 7




                                             By:/s/ Stephen G. Morison___
                                                President

VESTEX CAPITAL CORPORATION                   VESTEX CORPORATION


By: /s/ Brian M. Adley                       By: /s/ Brian M. Adley
Title: President                                President

         The following persons have become additional parties to the foregoing Agreement as of the respective dates set forth below:


- --------------------------   ----------------------------------
Date                         New Vestex Nominee







                               Exhibit 4 - Page 8